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Exhibit 99.14

CONSENT OF DOUGLAS CROCKER II*

        Do you, as a director, executive officer or a nominee as a director or executive officer of the Company,** consent to being named as such in the proxy statement and other documents to be filed with the SEC? If elected as a director or executive officer of the Company, as the case may be, do you consent to serve as such?

☒ Yes        ☐ No

By:	/s/ Douglas Crocker II
Name:	Douglas Crocker II

*
Excerpted from Colony NorthStar, Inc. Director Questionnaire

**
"Company" herein refers to Colony NorthStar, Inc.

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  Exhibit 99.14
CONSENT OF DOUGLAS CROCKER II